SELECT INQUIRIES RECEIVED THROUGH MARCH 16, 2007

1. WHY IS IT WHEN I DIVIDE INTEREST EXPENSE ON YOUR FOURTH QUARTER AND 2006 EARNINGS PRESS RELEASE DATED 2/12/07 BY AVERAGE DEBT, THE PRE-TAX RATE IS APPROXIMATELY 9% (8.98% FOR THE YEAR AND 9.03% FOR THE QUARTER)? THIS VARIES FROM YOUR MOST RECENTLY FILED 10-Q WHERE UNDER THE DEBT SECTION IT MENTIONS THAT YOUR ANNUALIZED COST OF YOUR VARIOUS DEBT INSTRUMENTS RANGE FROM AS LOW AS 5.35% ON YOUR MORTGAGE NOTE TO AS HIGH AS 7.6% ON ONE OF THE SECURED FINANCINGS?

The variance between your calculation and what we disclosed in the third quarter 10-Q is the impact of fixed fees. Your calculation, interest expense divided by average debt, looks at the total annualized cost of debt, which includes the actual interest rates on the debt obligations as well as fixed fees such as underwriter's fees, insurance premiums and commitment fees. The interest rates disclosed in our SEC filings for our line of credit and warehouse line of credit exclude the impact of fixed fees.

For the three months and year ended December 31, 2006 the annualized cost of debt was as follows:


                                                THREE MONTHS ENDED     YEAR ENDED
                                                    12/31/2006         12/31/2006
                                                ------------------     ----------
ACTUAL EXPENSES

Interest Expense ($) .........................        $  5,647         $ 15,033

Fixed Fees ($) ...............................           2,612            8,297

         Total ...............................        $  8,259         $ 23,330


Average Debt .................................        $365,708         $259,802

ANNUALIZED ALL-IN COST OF DEBT

Interest Expense (%) .........................            6.18%            5.79%

Fixed Fees (%) ...............................            2.86%            3.19%

         Total ...............................            9.03%            8.98%


As you can see the impact of fixed fees adds approximately 3% to our annualized cost of debt for both the three months and year ended December 31, 2006.


2. HOW MUCH OF THE PRICING CHANGES YOU IMPLEMENTED DURING THE 3RD QUARTER OF 2006 EFFECT THE ADJUSTED RETURN ON CAPITAL OF 14.1% THAT YOU REPORTED? YOU MENTION THAT 90 OF THE 100 BASIS DECLINE IN THE ADJUSTED RETURN ON CAPITAL FROM THE 4TH QUARTER OF 05 TO THE 4TH QUARTER OF 06 WAS DUE TO ITEMS OTHER THAN THE PRICE CHANGES. DOES THIS MEAN THE PRICE CHANGES ONLY IMPACTED THE 4TH QUARTER ADJUSTED RETURN ON CAPITAL BY 10 BASIS POINTS? IN OTHER WORDS, OF THE 150 BASIS POINTS REDUCTION YOU EXPECT IN ADJUSTED RETURN ON CAPITAL DUE TO THE PRICE CHANGES AND LICENSE FEE CHANGE, ONLY 10 BASIS POINTS OF IT HAS BEEN REFLECTED IN THE 4TH QUARTER OF 2006. THEREFORE, ASSUMING

ALL ELSE EQUAL, IS THE GOING FORWARD ADJUSTED RETURN ON CAPITAL EXPECTED TO BE 14.1% LESS 1.4% OR 12.7%?

It is fair to say the impact of our pricing changes on the fourth quarter reported financial results was very small and that most of the 150 basis point reduction will be reflected in future periods. Saying the impact was 10 basis points so far, and that it will be 140 basis points going forward would imply a greater degree of precision than we feel comfortable with. In fact, this would be a good time to remind shareholders that, although we have put a priority on clearly understanding the profitability of every loan we originate, our profitability models involve substantial estimates, including estimates of the amount and timing of collection rates, the amount and timing of dealer holdbacks and estimates of how expense levels will change in the future based on the size, term and volume of business we originate. Because we understand that our returns cannot be predicted with exacting precision, we maintain a conservative capital structure and target returns on capital that are appropriate given the risk of our business model.

With all that said, using 12.7% as your future return on capital assumption is not unreasonable based on what we know today.


3. YOU STATED THAT COLLECTIONS IN 2006 GENERALLY EXCEEDED THE COMPANY'S EXPECTATIONS AT 12/31/05. GIVEN THAT YOUR FORECASTED COLLECTION % HAS FALLEN BY ..5% AND 1.2% FOR 2005 AND 2006, RESPECTIVELY WHEN COMPARING WHAT YOU EXPECTED AT 9/30/06 TO 12/31/06, HAVE YOUR 4TH QUARTER COLLECTIONS FALLEN SHORT OF YOUR EXPECTATIONS? IF SO, IS THAT WHAT IS CAUSING YOU TO ESTIMATE THAT THE PRICING CHANGES YOU MADE IN Q3 WILL REDUCE THE ADJUSTED RETURN ON CAPITAL BY AN ADDITIONAL 25 BASIS POINTS?

It is accurate to say that our full year collection results generally exceeded our expectations at the start of the year and that fourth quarter collection results were less than our expectations at the start of the fourth quarter. The amounts are quantified in the table so we won't elaborate further on the magnitude of the variance.

With respect to pricing changes, we offer the following clarification: The 125 basis point reduction in our estimated return on capital is related to the Q3 2006 pricing change only and does not include the impact of the collection variance.


4. WHY HAS RESTRICTED CASH ON THE BALANCE SHEET MORE THAN TRIPLED IN 2006 TO $45.6M? WHAT IS THE INTEREST RATE EARNED ON THE RESTRICTED CASH AND WHAT IS THE OUTLOOK FOR THE AMOUNT OF RESTRICTED CASH NEEDED IN THE FUTURE? AND SHOULD RESTRICTED CASH BE NETTED AGAINST DEBT TO CALCULATE THE DEBT TO EQUITY RATIO?

The increase in restricted cash throughout 2006 is primarily due to an increase in the amount of secured financing debt outstanding and therefore an increase in the amount of assets pledged as collateral for these financings. Daily collections on these pledged assets are held as restricted cash. On a monthly basis, the restricted cash is utilized to pay interest and fees and then either to pay down principal or remitted back to the Company. To a lesser extent, the increase in restricted cash is due to an increase in the amount of funds required to be placed in trusts to cover potential claims to be paid by our third party vehicle service contract administrators ("TPAs"). Of the $45.6 million in restricted cash at year end 2006, $30.9 million related to our secured financings and $14.7 million related to the funds in trust for our TPAs compared to $6.3 million and $7.2 million at year end 2005.

In addition, we are required to maintain a reserve account for each secured financing. At this time the required reserve amounts for each secured financing are minimal.

In 2006, the average interest rate earned on restricted cash was approximately 5.0%.

If we increase our debt levels over the next several years, we will likely continue to increase our utilization of secured financings, which for the reasons described above will result in an increase in the amount of restricted cash on our balance sheet. Restricted cash related to secured financing debt has on average been about 10% to 11% of the amount of secured financing debt outstanding.

While most of the restricted cash on our balance sheet relating to secured financings is intended to repay debt, excluding restricted cash from our debt to equity ratio is consistent with the way the debt to equity ratio is computed in our loan agreements.


5. WHAT IS THE CURRENT THINKING ON CAPITAL STRUCTURE WITH DEBT TO EQUITY NOW RUNNING AT 1.8:1 (EXCLUDING RESTRICTED CASH) AS OF THE END OF THE 4TH QUARTER?

5A. WITH THE STOCK PRICE NOW WELL BELOW THE PRICE OF $31.50 WHERE YOU TENDERED FOR STOCK AT THE END OF THE 3RD QUARTER COMBINED WITH THE IMPRESSIVE AND ACCELERATING GROWTH IN ORIGINATIONS IN THE 3RD AND 4TH QUARTER AND THE STILL MODEST (FOR A FINANCE COMPANY) DEBT TO EQUITY RATIO, WHAT IS THE CURRENT THINKING ON FUTURE STOCK BUYBACKS?

Although we have increased our use of debt, our capital structure is very conservative by industry standards. However, given our increase in debt, we are most comfortable taking more time to evaluate our current position before increasing our leverage further.


6. WITH THE PRICING CHANGES, LICENSE FEE CHANGES AND THE DEPARTURE OF YOUR PRESIDENT, WHAT IS HAPPENING FROM A QUALITATIVE STANDPOINT AMONG YOUR SALES FORCE, DEALER PARTNERS AND OPERATIONS PERSONNEL? HAVE THERE BEEN CHANGES TO THE WAY IN WHICH THE BUSINESS IS BEING CONDUCTED? HOW WOULD YOU DESCRIBE THE CULTURE AT THE COMPANY AT THIS TIME?

We are very proud of our culture and the people on our team. Our success as a company, which we believe to be somewhat unique in our industry, is a direct result of both. We believe we have good communications with all of the parties you reference in your question, and we use this to continually assess our strategy and our approach.

Having said this, we believe the best way for you got get insight into our current "qualitative" position is to talk to automobile dealers, particularly those that focus on the sub-prime market. Over the long-term this will provide you with much better insight than anything we could say here.


7.  WITH 45 DAYS NOW COMPLETED OF THE 1ST QUARTER, HOW HAS THE NEW
LICENSE FEE CHANGE IMPLEMENTED ON 1/1/07 IMPACTED DEALER-PARTNER
ATTRITION? IS THIS SOMETHING THAT YOU EXPECT TO BE A GRADUAL IMPROVEMENT OR SOMETHING MORE IMMEDIATE? ALSO, WOULDN'T THIS BE LESS OF AN IMPEDIMENT TO SIGNING NEW DEALER-PARTNERS AS WELL?

It is too early to say what impact the change will have. So far, the reaction from our sales force and dealer-partners has been positive.


8. REGARDING THE CHANGES IN PRICING AND LICENSE FEES, YOU MENTION THAT DUE TO HIGHER UNIT VOLUMES YOU EXPECT TO HAVE HIGHER ECONOMIC PROFIT THAN WITHOUT THESE CHANGES. WHAT IS THE BREAKEVEN INCREASE IN UNIT VOLUMES NEEDED TO OFFSET THE DECLINE IN ADJUSTED RETURN ON CAPITAL? AND DID YOU FACTOR IN THE INCREASED RISK OF THESE CHANGES WHEN LOOKING AT YOUR COST OF CAPITAL?

Although the pricing changes reduced our expected return on capital, the changes have also increased the average capital invested per unit. As a result, in order to achieve the same economic profit as before, a very small increase in unit volume (2-3%) is required to breakeven.

We agree that the changes in our pricing have resulted in more risk primarily because the spread between the collection rate and the advance rate has decreased. The impact of this was quantified and included in our pricing model, although not as an adjustment to our cost of capital.


9. I BELIEVE THE STOCK HAS PULLED BACK BECAUSE OF ALL THE CONCERN AND MEDIA COVERAGE OF SUB-PRIME MORTGAGES, INCREASED DEFAULTS, ETC. SOME ARE LINKING THE ISSUES W/ CAC AND AUTO LOANS, WHICH, SEEMS FAIRLY ABSURD (I DOUBT MANY OF YOUR CUSTOMERS HAVE MORTGAGES). BUT THE ONE REAL CONCERN IS WHAT THE HYSTERIA COULD DO TO THE FUNDING MARKET - I.E. YOUR ACCESS TO CAPITAL. IS THAT SOMETHING THAT YOU ARE WEARY ABOUT OR DO YOU THINK CAC HAS ESTABLISHED ENOUGH CREDIBILITY W/ ITS LENDERS THAT IT SHOULDN'T BECOME AN ISSUE?

We believe that we have good relationships with our lenders, that they understand our business and that they are comfortable with their position as a lender to Credit Acceptance. In addition, we think that our lenders believe that the factors that have contributed to recent negative developments in the sub-prime mortgage market have not existed to any meaningful extent in the sub-prime auto finance industry in recent years. As a result, we are comfortable with our current access to capital. Since conditions in the debt markets can change rapidly, we intend to monitor the situation closely and manage our lending relationships carefully.